Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT Nicole Ulmer (717) 803-8895 nulmer@linkbancorp.com

LINKBANCORP, Inc. Announces Completion of $20 Million Subordinated Notes Offering

HARRISBURG, Pa., April 11, 2022 – LINKBANCORP, Inc. (OTC Pink: LNKB) (the “Company”), the parent company for The Gratz Bank, today announced the closing of a $20.0 million private placement of Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Notes”). The Company intends to contribute a significant portion of the proceeds to The Gratz Bank as additional capital to support continued growth.

The Notes have a maturity date of April 15, 2032 and will initially bear interest at a fixed rate of 4.50% until April 15, 2027. From April 15, 2027 to the stated maturity date or early redemption date, the interest rate will reset quarterly to an annual floating rate equal to the then-current three-month term Secured Overnight Financing Rate (SOFR) plus a spread of 203 basis points.

The Notes are redeemable by the Company, in whole or in part, on or after April 15, 2027 and at any time upon the occurrence of certain events. The Notes have been structured to qualify as Tier 2 capital for regulatory capital purposes.

Chief Executive Officer Andrew Samuel stated, “We are very pleased with the positive momentum we have experienced in recent periods, and are confident that our teams will quickly leverage this additional capital with further organic loan growth, supported by the recent expansion of our teams in the Delaware Valley, Lancaster and York markets.”

About LINKBANCORP, Inc.

LINKBANCORP, Inc. was formed in 2018 with a mission to positively impact lives through community banking. Its subsidiary bank, The Gratz Bank, is a Pennsylvania state-chartered bank serving individuals, families, nonprofits and business clients throughout Central and Southeastern Pennsylvania through 10 client solutions centers of The Gratz Bank and LINKBANK, a division of The Gratz Bank. LINKBANCORP, Inc. common stock is traded over the counter (OTC Pink) under the symbol "LNKB". For further company information, visit ir.linkbancorp.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of current or historical fact and involve substantial risks and uncertainties. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions can be used to identify forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: costs or difficulties associated with newly developed or acquired operations; changes in general economic trends, including inflation and changes in interest rates; increased competition; changes in consumer demand for financial services; our ability to control costs and expenses; adverse developments in borrower industries and, in particular, declines in real estate values; changes in and compliance with federal and state laws that regulate our business and capital levels; our ability to raise capital as needed; and the effects of the COVID-19 pandemic and actions taken by governments, businesses and individuals in response. The Company does not undertake, and specifically disclaims, any obligation to publicly revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law. Accordingly, you should not place undue reliance on forward-looking statements.

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